Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of October 23, 2026, is entered into by and among Surgery Partners, Inc., a Delaware corporation (the “Company”), the undersigned stockholder parties hereto (each, a “Stockholder” and collectively, the “Stockholders”), and Spyglass Topco, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Spyglass Merger Subsidiary, Inc., a Delaware corporation, and a wholly owned Subsidiary of Parent (“Merger Subsidiary”), will enter into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Subsidiary with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, each of the Stockholders is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the 1934 Act) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto (the “Owned Shares”);

WHEREAS, in connection with the Closing, the Stockholders will contribute and transfer all of the Owned Shares (the “Rollover Shares”), which Rollover Shares otherwise would be converted into the right to receive the Per Share Consideration in cash (the aggregate amount of the Per Share Consideration that would have been payable in respect of the Rollover Shares but for their treatment pursuant to Section 2.02(e) of the Merger Agreement, the “Rollover Amount”), to Parent on the Closing Date and immediately prior to the Closing (the “Exchange Time”), in exchange for a number of newly issued equity interests of Parent with an aggregate value equal to the Rollover Amount (the “Exchange Units”);

WHEREAS, in connection with the Closing, each Stockholder shall, subject to the terms of Section 1.3, execute and deliver to Parent a counterpart or joinder to the Amended and Restated LLC Agreement of Parent (as amended, restated, supplemented or otherwise modified as contemplated by this Agreement, the “Amended and Restated LLC Agreement”) containing the terms set forth on Exhibit B hereto (the “Term Sheet”) and such other customary terms and conditions as agreed to by the parties in good faith that are not inconsistent in any material respect with the Term Sheet;

WHEREAS, it is intended that for U.S. federal (and applicable state and local) tax purposes, the contribution of Rollover Shares to Parent shall be treated for U.S. federal, and applicable state and local, income tax purposes as a tax-deferred contribution under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement and concurrently with the execution and delivery of the Merger Agreement, Parent has required that each of the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                 Agreement to Vote; Rollover.

1.1              Agreement to Vote the Covered Shares. From and after the date hereof until the Termination Date (as defined below), at the Company Stockholder Meeting and at every other meeting of the Company’s stockholders at which any Supported Matter (as defined below) is considered, including any postponement, recess or adjournment thereof, or in any other circumstance, in each case, upon which a vote or other approval with respect to the Merger Agreement, the Merger or any other Transaction contemplated by the Merger Agreement is sought, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) with respect to (or cause to be voted (including via proxy) all of the Owned Shares and any additional shares of the Common Stock or other voting securities of the Company acquired by such Stockholder or its controlled Affiliates after the date hereof and prior to the Termination Date (together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Merger, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held or in another circumstance in accordance with Section 6.02 of the Merger Agreement and (iii) the approval of any other proposal considered and voted upon by the Company’s stockholders at any Company Stockholder Meeting necessary or desirable for the consummation of the Merger and the other Transactions, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in any condition set forth in Sections 9.01 or 9.02 of the Merger Agreement not being satisfied or not being fulfilled prior to the End Date, (ii) any Acquisition Proposal or any other proposal made in opposition to or in competition with, or which is inconsistent with, the Merger Agreement or the transactions contemplated thereby, (iii) any reorganization, dissolution, liquidation or winding up of the Company and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the other Transactions (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company’s stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum. For the avoidance of doubt, other than with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in their sole discretion.

1.2              Rollover.

(a)            Contribution and Exchange. On the terms set forth herein:

(i)	Each Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Parent all of the Rollover Shares, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement, applicable securities laws and the Margin Loan Agreement (as defined below), in exchange for the issuance by Parent to such Stockholder of, at the Exchange Time, the Exchange Units (the “Exchange”), provided that nothing herein shall affect any Stockholder’s right to receive the Per Share Consideration for any Covered Shares that are not Rollover Shares.

(ii)	Each Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in Section 1.2(c), such Stockholder shall have no right, title or interest in or to the Rollover Shares, other than the right to receive the Exchange Units.

(b)            Conditions to Exchange. The obligations of each Stockholder to consummate the Exchange at the Exchange Time are subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:

(i)	The satisfaction, or written waiver (to the extent permitted) by Parent, of all conditions to the obligations of Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated by the Merger Agreement that are to occur on the Closing Date as set forth in Sections 9.01 and 9.02 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder) of such conditions), and the contemporaneous consummation of the Merger at the Effective Time;

(ii)	The representations and warranties made by Parent in Section 5 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, other than de minimis inaccuracies; and

(iii)	No law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchange.

(c)            Failure to Consummate the Merger. In the event that after the Exchange the Merger fails to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with such termination of the Merger Agreement, automatically and without any further action of the parties hereto, Parent shall assign, transfer, convey and deliver to the Stockholders the Rollover Shares and the Stockholders shall assign, transfer, convey and deliver to Parent the Exchange Units issued to the Stockholders. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective.

(d)            Tax Matters. Parent and the Stockholders intend that, for U.S. federal (and applicable state and local) income tax purposes, the Exchange shall be treated as a tax-deferred contribution governed under Section 721(a) of the Code (the “Intended Tax Treatment”). The Stockholders, the Company and Parent shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

1.3              Amended and Restated LLC Agreement. The parties shall, and shall cause their Affiliates to, negotiate in good faith to enter into an amendment and restatement of the LLC Agreement of Parent in effect on the date hereof, prior to the Closing, which shall incorporate the terms set forth in the Term Sheet and include such other customary terms and conditions agreed to by the parties in good faith that are not inconsistent in any material respect with the Term Sheet, and which shall become effective upon the consummation of the Exchange. In the event that the parties have not entered into definitive agreements reflecting the terms set forth herein on or prior to the Closing, the terms set forth in the Term Sheet will be binding on the parties and will govern the rights and obligations of the parties with respect to the subject matter hereof until such time as definitive agreements are executed and delivered.

2.                 Termination. This Agreement and all rights and obligations of the parties hereunder shall terminate automatically and without further action upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, including a termination by the Company pursuant to Section 10.01(d)(i) thereof in order to accept a Superior Proposal in compliance with Section 6.03 thereof, (b) the Effective Time, (c) any valid amendment of the Merger Agreement, without the prior written consent of the Stockholders, that materially delays the Stockholders’ ability to receive the Per Share Consideration, reduces the amount of the Per Share Consideration or changes the form of the Per Share Consideration, or (d) the written consent of the Stockholders, Parent and the Company (the earliest such time, the “Termination Date”); provided that this Section 2, Section 8 and Sections 12 through 23 shall survive such termination in accordance with their terms; provided, further, that termination shall not relieve any party of liability for its Willful Breach of this Agreement occurring prior to the Termination Date, subject to the limitations on remedies set forth herein. For the avoidance of doubt, a determination that an Acquisition Proposal constitutes a Superior Proposal shall not, by itself, cause a Termination Date to occur. Subject to the limitations on remedies and releases in Sections 11.04 and 11.14 of the Merger Agreement, and without limiting Parent’s rights under Section 18 hereof, Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be the sole and exclusive monetary remedy against the Stockholders or any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (excluding the Company and its Subsidiaries) for any breach of this Agreement.

3.                Covenants.

3.1              Acquisition Proposals.

(a)            From and after the date hereof until the earlier of the Termination Date, and receipt of the Company Stockholder Approval, except as expressly contemplated pursuant to this Agreement, each Stockholder shall not, shall cause its controlled Affiliates (other than the Company and its Subsidiaries), directors and officers not to, and shall instruct and use reasonable best efforts to cause its and such controlled Affiliates’ respective directors, officers and other each of its Representatives not to (and shall not knowingly permit any of them to), directly or indirectly, take any action which, were it taken by the Company, its Subsidiaries of any of their respective Representatives, would violate Section 6.03 of the Merger Agreement. Each Stockholder shall, and shall cause its controlled Affiliates (other than the Company and its Subsidiaries), directors and officers and shall instruct its other Representatives to (and shall not knowingly permit any of them not to), terminate all discussions and negotiations with any Person with respect to an Acquisition Proposal as of the date of the Merger Agreement and promptly request the return or destruction of all nonpublic information that has been furnished by or on behalf of such Stockholder to any Person that has executed a confidentiality agreement in connection with an Acquisition Proposal. Notwithstanding the other provisions of this Section 3, (i) each Stockholder may (and may permit such Stockholder’s controlled Affiliates and such Stockholder’s and such Stockholder’s controlled Affiliates’ Representatives to) participate in discussions and negotiations with and provide information and data to any Person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal, including entering into a voting, rollover or other agreement (solely to the extent permitted in clause (ii) below) in support thereof, but only in the event and to the extent that the Company and its Representatives are permitted to engage in discussions or negotiations with or providing information to such Person in accordance with Section 6.03 of the Merger Agreement, provided that the Stockholder conducts such activities in accordance with the terms and conditions of the Merger Agreement as applicable, and (ii) the Stockholder shall be entitled to enter into any voting, rollover or other agreement with any Person making a Superior Proposal simultaneously with the execution and delivery of a definitive Alternative Acquisition Agreement by the Company entered into as and to the extent permitted by the Merger Agreement.  No such permitted activity shall constitute a breach of this Agreement or require Parent’s separate consent under this Agreement. Nothing herein authorizes the Company or any of its Representatives to take any action prohibited by the Merger Agreement. For purposes of this Agreement, the Company and its Subsidiaries shall not be deemed Affiliates of a Stockholder.

(b)           From and after the date hereof until the earlier of the Termination Date and the date of the Company Stockholder Meeting, each Stockholder (solely in its capacity as a stockholder of the Company) shall within twenty-four (24) hours, notify Parent in writing if any Acquisition Proposal, or any request for information, any request to initiate or continue discussions, or any other inquiry or proposal that is reasonably likely to lead to an Acquisition Proposal, is received by such Stockholder or any of its Representatives, but only to the extent the Company has not already provided such notice to Parent. Such notice must include the information and documents described in Section 6.03(c) of the Merger Agreement. Thereafter, each Stockholder must keep Parent reasonably informed, on a prompt basis and in any event within twenty-four (24) hours of any modification to the terms of any such request, inquiry, proposal or Acquisition Proposal and any changes or developments in the status of any discussions or negotiations regarding such request, inquiry, proposal or Acquisition Proposal.

3.2           Transfers. From and after the date hereof until the Termination Date, except as expressly permitted pursuant to this Agreement, each Stockholder shall not, directly or indirectly (a) tender any Covered Shares into any tender or exchange offer, (b) offer, sell, transfer, assign, exchange, pledge, hypothecate, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (c) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement or (d) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 3.2 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, each Stockholder may Transfer any or all of the Covered Shares,(a) in accordance with applicable Law, to such Stockholder’s Affiliates and (b) to JPM pursuant to the Margin Loan Agreement in connection with the exercise by JPM of any of its rights and other remedies set forth therein; provided, that (x) prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be Transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement and (y) in the case of the Transfer contemplated in the foregoing clause (b) each Stockholder may take actions to facilitate or allow for such Transfer, in accordance with the terms and conditions of the Margin Loan Agreement.

3.3           Regulatory Matters.

(a)            Each Stockholder shall, and shall use its reasonable best efforts to cause its Affiliates to, use their reasonable best efforts, consistent with the time frames set forth in Section 8.01 of the Merger Agreement, to prepare and file all filings and notifications that are required to be made by each Stockholder under the HSR Act, any other applicable Antitrust Laws and Healthcare Laws in connection with the consummation of the Transactions and to supply and provide information that, to such Stockholder’s knowledge, is complete and accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, applicable Laws that are required or advisable as a result of, or pursuant to, the Merger Agreement and the related transactions, including, without limitation, all information required or reasonably requested to be provided to antitrust, financial or national security regulatory authorities (collectively, the “Regulatory Filings” and such disclosure, the “Regulatory Disclosures”). Parent or the Company shall not file any Regulatory Filings that contain information with respect to any Stockholder or its Affiliates without first providing such Stockholder and its counsel a reasonable opportunity to review and comment thereon, and will give good faith consideration to all reasonable additions, deletions or changes suggested by such Stockholder and its counsel.

(b)           Each Stockholder represents, warrants and covenants to Parent and to the Company that, to such Stockholder’s knowledge none of the information supplied in writing by such Stockholder specifically for inclusion or incorporation by reference in the Regulatory Disclosures will contain a material misstatement of fact or a material omission of fact necessary to make the information provided not misleading.

(c)             Notwithstanding the foregoing or anything to the contrary in this Agreement or the Merger Agreement, none of the provisions of this Agreement or the Merger Agreement shall be construed as requiring any Stockholder to (i) make available to Parent any of its internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which such Stockholder considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide (A) information where the sharing of such information as contemplated would be prohibited by applicable Laws applicable to it or its Affiliates or any Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition applicable to or imposed upon it or its Affiliates; or (B) any non-public information with respect to it or any of its Affiliates other than of the type or to the extent the Stockholders and/or its Affiliates have previously provided to Governmental Authorities in prior transactions under substantially similar standards of confidentiality. Each Stockholder may designate any Regulatory Disclosures that contain sensitive, legally privileged, or confidential information in respect of such Stockholder or any of its Affiliates as exclusive to such Stockholder, and such Stockholder may provide that any such sensitive, legally privileged, or confidential information may only be provided on a counsel-only basis or directly to the applicable Governmental Authority requesting such information.

(d)            The Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly with the Company and Parent, prepare and file with the SEC the Schedule 13E-3. The Stockholders shall promptly provide information reasonably requested by the Company or Parent in connection with the preparation of the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing and any Other Required Parent Filing. The information supplied by the Stockholders specifically for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3, any Other Required Company Filing or any Other Required Parent Filing will not, at the time filed with the SEC, or at the date of mailing to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company will not file the Proxy Statement with the SEC without first providing the Stockholders and their counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions, modifications or changes suggested by the Stockholders or their counsel. The Company and Parent shall (i) provide the Stockholders and their counsel a reasonable opportunity to review drafts of the Schedule 13E-3 prior to filing the Schedule 13E-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their counsel and its other Representatives. The Company, Parent and the Stockholders will use their respective reasonable best efforts to furnish all information concerning such party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement and the Schedule 13E-3, and provide such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other party in the preparation, filing and distribution of the Proxy Statement and the Schedule 13E-3 and the resolution of any comments to either received from the SEC. Each of Parent and the Company consents to and authorizes the publication and disclosure by each Stockholder of the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) in any Schedule 13D amendment legally required to be filed by such Stockholder; provided that the Stockholders shall (i) provide Parent and the Company and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D amendments relating to this Agreement, the Merger Agreement or the Transactions prior to filing and (ii) consider in good faith all comments thereto reasonably proposed by the other parties and their respective counsels.

3.4              Certain Tax Matters. At or prior to the Closing, each Stockholder shall deliver to Parent a valid duly executed IRS Form W-9 or relevant IRS Form W-8, as applicable. Promptly after the Closing, each Stockholder shall provide Parent with information in respect of its Rollover Shares and such other tax information relating to each Stockholder’s interests in the Company as may reasonably be requested by Parent, including any information related to its U.S. federal income tax basis and holding period for each of the Rollover Shares relevant to Parent’s compliance with Section 704(c) of the Code. For the avoidance of doubt, if a Stockholder owns Rollover Shares with different U.S. federal income tax bases or holding periods, it shall provide Parent, as applicable, with the U.S. federal income tax basis and holding period of each separate Rollover Share (or block of Rollover Shares with the same basis and holding period).

4.                Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the other parties hereto as follows:

4.1            Due Authority; Enforceability. Such Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Stockholder has the requisite corporate or other similar power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by all of the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions. For the purposes of this Agreement, “Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

4.2           Non-Contravention. The execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of obligations hereunder, and the consummation of the transactions contemplated hereby (a) if such Stockholder is an entity, do not violate or conflict with any provision of its certificate of formation, operating agreement or comparable organizational documents, as applicable; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material contract to which such Stockholder is a party or by which such Stockholder’s properties or assets may be bound; and (c) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Stockholder, except in the case of each of clauses (a), (b) and (c) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.3            Requisite Governmental Approvals. No consent, approval or authorization of, or filing with, any Governmental Authority is required on the part of such Stockholder in connection with (a) the execution and delivery of this Agreement by such Stockholder; (b) the performance by such Stockholder of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the transactions contemplated hereby by such Stockholder, except for (i) such filings and approvals as may be required by any applicable federal or state securities Laws and compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable requirements of the stock exchange; (iii) compliance with any applicable requirements of the HSR Act and the other applicable antitrust Laws and Healthcare Laws contemplated by the Merger Agreement; and (iv) such other consents, approvals, authorizations or filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of such Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.4           Ownership of the Owned Shares. Each Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares set forth opposite its name on Exhibit A, all of which are free and clear of any Liens, other than those created by this Agreement, the certificate of incorporation or bylaws of the Company or applicable securities Laws, and that certain margin loan agreement (the “Margin Loan Agreement”) with JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, and the lenders from time to time party thereto, as amended. Except as set forth on Exhibit A, such Stockholder does not own, of record or beneficially, any shares of capital stock or other voting securities of the Company or any rights to acquire such shares or securities. Such Stockholder has the sole right to dispose of the Owned Shares, and none of the Owned Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, other than those created by this Agreement, the certificate of incorporation or bylaws of the Company or applicable securities Laws, as set forth on Exhibit A or pursuant to the Margin Loan Agreement. Except as set forth on Exhibit A, and other than this Agreement, such Stockholder has not entered into any agreement to Transfer any Owned Shares and, except in the circumstances specified in, and subject to the terms and conditions of, the Margin Loan Agreement, no Person has a right to acquire any Owned Shares held by such Stockholder. Such Stockholder has the power and authority to vote or cause to be voted the Covered Shares in accordance with Section 1 of this Agreement.

4.5            No Legal Proceedings. Except as would not reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to consummate the transactions contemplated hereby, there are no Actions pending or, to the knowledge of such Stockholder, threatened in writing against such Stockholder.

4.6            Finder’s Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission, payable by the Company or its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder, except as set forth in the Merger Agreement.

4.7            Investment. The Exchange Units to be acquired by such Stockholder pursuant to this Agreement will be acquired for such Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Such Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. Such Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchange Units. Such Stockholder is able to bear the economic risk of its investment in the Exchange Units for an indefinite period of time because the Exchange Units have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available. Such Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Units and has had access to such other information concerning Parent as such Stockholder has requested.

4.8            No Reliance. Such Stockholder acknowledges that such Stockholder and its direct and indirect equity holders are relying solely on its own conclusions or the advice of its own counsel or tax advisor with respect to tax aspects of any investment in Parent.

5.                Representations and Warranties of Parent. Parent hereby represents and warrants to the other parties hereto as follows:

5.1              Due Authority; Enforceability. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Parent has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by all of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

5.2              Non-Contravention. The execution and delivery of this Agreement by Parent, the performance by Parent of obligations hereunder, and the consummation of the transactions contemplated hereby (a) do not violate or conflict with any provision of the certificate of incorporation or bylaws of Parent; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any material contract to which Parent is a party or by which Parent’s properties or assets may be bound; and (c) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, except in the case above for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.3              Requisite Governmental Approvals. No consent, approval or authorization of, or filing with, any Governmental Authority is required on the part of Parent in connection with (a) the execution and delivery of this Agreement by Parent; (b) the performance by Parent of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the transactions contemplated hereby by Parent, except for (i) such filings and approvals as may be required by any applicable federal or state securities Laws and compliance with any applicable requirements of the 1934 Act; (ii) compliance with any applicable requirements of the stock exchange; (iii) compliance with any applicable requirements of the HSR Act and the other applicable antitrust Laws and Healthcare Laws contemplated by the Merger Agreement; and (iv) such other consents, approvals, authorizations or filings the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.4              No Legal Proceedings. Except as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated hereby, there are no Actions pending or, to the knowledge of Parent, threatened in writing against Parent.

5.5              Capitalization. Except as otherwise consented to in writing by the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed), at and immediately after the Exchange Time, (x) the Exchange Units issued pursuant to Section 1.2 and (y) the equity interests of Parent held by or issued to HealthSpan Partners at the Closing shall be all of the equity interests of Parent outstanding at and immediately after the Exchange Time, and the Exchange Units issued pursuant to Section 1.2 and the equity interests of Parent held by or issued to HealthSpan Partners at the Closing shall be of the same class and issued at the same price per equity interest. At the Exchange Time, the Exchange Units to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions arising under applicable securities laws or the Amended and Restated LLC Agreement. None of Parent or Merger Subsidiary has, and at the Exchange Time will have not, engaged in any business activities or incurred any liabilities or obligations other than with respect to their formation, their capitalization (including with respect to the potential incurrence of debt financing), in each case in accordance with the Term Sheet or as contemplated by this Agreement, the Merger Agreement and the other documents and transactions contemplated thereby.

6.                Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto as follows:

6.1              Due Authority; Enforceability. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its obligations hereunder; and (c) consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by all of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.2              Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of obligations hereunder, and the consummation of the transactions contemplated hereby (a) do not violate or conflict with any provision of the certificate of incorporation or bylaws of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; and (c) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case above for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

7.                Stockholder Capacity. Each Stockholder enters into this Agreement solely in its capacity as a record or beneficial owner of Covered Shares. Notwithstanding anything to the contrary herein, nothing in this Agreement shall restrict any Stockholder or any of its or its Affiliates’ respective directors, officers, designees or other Representatives who serves as a director or officer of the Company or any of its Subsidiaries from taking or refraining from taking any action in such capacity, including fulfilling the duties of such office or causing the Company to exercise its rights under the Merger Agreement in accordance with its terms. This includes engaging in discussions or negotiations with, or providing information or access to, a Person making an Acquisition Proposal to the extent the Company is permitted to do so under Section 6.03(b) of the Merger Agreement. No action or omission in such director or officer capacity shall be deemed a breach of this Agreement. The permission in Section 3.1 for Stockholders, their Affiliates and their respective directors, officers, designees and other Representatives to participate in permitted activities with respect to any Acquisition Proposal applies in addition to this capacity limitation.

8.                Non-Survival of Representations, Warranties and Covenants. Other than this Section 8 and the covenants and agreements in Section 2 and Sections 12 through 22, which shall survive in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Termination Date, subject to the preservation of remedies for pre-termination Willful Breach as provided in Section 2.

9.                Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of the Law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of Delaware Law with respect to any Covered Shares with respect to the Merger and the other Transactions.

10.              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Subsidiary any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, subject to the terms of this Agreement and the consummation of the Merger in accordance with the Merger Agreement.

11.              Further Assurances. The Stockholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

12.              Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand on a Business Day during regular business hours; or (d) upon transmission by electronic mail, provided that the email states that it is a notice delivered pursuant to this Section 12 and such communication is also sent by reputable nationwide overnight courier service, fees prepaid, one (1) Business Day after such email transmission, in each case to the intended recipient as set forth below:

if to the Stockholders to:

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attention: Devin O’Reilly; Andrew Kaplan; Bryan Curran

Email: [***]

with a copy (which will not constitute notice) to:

Kirkland & Ellis, LLP

601 Lexington Avenue

New York, NY

Attention:	Sarkis Jebejian, P.C.; Joshua N. Korff, P.C.; Andrew Norwich
Email:	sarkis.jebejian@kirkland.com; Joshua.korff@kirkland.com;
Andrew.norwich@kirkland.com

and

Kirkland & Ellis, LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention: Christopher R. Elder, P.C.; Benjamin C. Vizvary

Email: Christopher.elder@kirkland.com; benjamin.vizvary@kirkland.com if to Parent to:

Bon Secours Mercy Health, Inc.

4600 McAuley Place, Suite 100

Blue Ash, OH 45242

Attention: Steven C. Hahn

Email: [***]

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Scott A. Barshay; Laura C. Turano

Email: sbarshay@paulweiss.com; lturano@paulweiss.com

if to the Company to:

Surgery Partners, Inc.

340 Seven Springs Way, Suite 600

Brentwood, TN 37027

Attention: Jennifer Baldock

Email: [***]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention:	Joshua M. Zachariah; Blake Liggio; Jessica H. Park
Email:	JZachariah@goodwinlaw.com; BLiggio@goodwinlaw.com;
JessicaPark@goodwinlaw.com

and

McDermott Will & Schulte LLP

333 Avenue of the Americas, Suite 4500

Miami, FL 33131-4336

Attention:	Danielle Golino, Esq.; Adam Rogers, Esq.; Andrea Zazulia, Esq.
Email:	dgolino@mcdermottlaw.com; arogers@mcdermottlaw.com;
azazulia@mcdermottlaw.com

13.              Amendment; Extension or Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

14.              Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No assignment by any party hereto will relieve such party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 14 is null and void.

15.              Entire Agreement. This Agreement and the documents and instruments and other agreements among any of the parties hereto as contemplated by, referred to herein or entered into in connection herewith, including the Merger Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

16.              Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

17.              Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18.              Specific Performance. Subject to Section 2 hereof and the limitations on remedies and releases in Sections 11.04 and 11.14 of the Merger Agreement, the parties hereto acknowledge and agree that (a) irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by either party of any of their respective covenants or obligations set forth in this Agreement, such other party, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other party (as applicable), and to specific performance by the other party (as applicable) of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement. The parties hereto agree not to raise any objections (other than contesting the existence of a breach or threatened breach of this Agreement) to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations of this Section 18 to prevent or restrain breaches or threatened breaches of this Agreement by the parties hereto and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties hereto under this Agreement.

19.              Governing Law; Jurisdiction; Waiver of Jury Trial.

19.1            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the law of any other jurisdiction.

19.2            Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, Action or other proceeding arising out of this Agreement, the Transaction Documents or the Transactions or the negotiation or performance of any of the foregoing. Each party hereto agrees to commence any Action, suit or proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County or, if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 19. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the Transactions in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any litigation, suit, Action or proceeding against it arising out of or relating to this Agreement or the Transactions which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, Action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 12 shall be effective service of process for any litigation, suit, Action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 12, and service so made shall be completed when received.

19.3            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

20.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof executed by all of the other parties hereto. Until and unless each party has received a counterpart hereof executed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

21.              Interpretation.

21.1            The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections, Annexes and Exhibits of this Agreement unless otherwise specified. Any terms used in any Exhibit or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York, New York is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

21.2             The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

22.              No Agreement until Executed. This Agreement shall not be effective unless and until the board of directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations (or equivalent provisions in the certificate of incorporation and bylaws of the Company), the Merger Agreement, this Agreement and the Transactions, including the Merger.

23.              Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the board of directors of the Company without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholders.

24.              Expenses. In the event the Merger is consummated, Parent or the Surviving Corporation will bear all reasonable, documented, out-of-pocket fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants engaged by or on behalf of Bain Capital Private Equity, LP or Parent incurred in connection with the Transactions. In the event that the Merger is not consummated, each party to this Agreement will bear its own fees and expenses, including fees, expenses and disbursements of legal, financial, tax, accounting, advisory, valuation or other advisors or consultants.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

BCPE SEMINOLE HOLDINGS, LP

By: BCPE Seminole GP LLC
Its: General Partner

By:	/s/ Andrew Kaplan
Name: Andrew Kaplan
Title: Secretary

BCPE SEMINOLE HOLDINGS II INTERMEDIATE, LP

By: BCPE Seminole GP II LLC
Its: General Partner

By:	/s/ Andrew Kaplan
Name: Andrew Kaplan
Title: Secretary

BCPE SEMINOLE HOLDINGS III, LP

By: BCPE Seminole GP III LLC
Its: General Partner

By:	/s/ Andrew Kaplan
Name: Andrew Kaplan
Title: Secretary

BCPE SEMINOLE HOLDINGS IV, LP

By: BCPE Seminole GP LLC
Its: General Partner

By:	/s/ Andrew Kaplan
Name: Andrew Kaplan
Title: Secretary

[Signature Page to Voting and Support Agreement]

SURGERY PARTNERS, INC.

By:	/s/ Eric Evans
Name: Eric Evans
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SPYGLASS TOPCO, LLC

By:	/s/ Wael Haidar, M.D.
Name: Wael Haidar, M.D.
Title: President

[Signature Page to Voting and Support Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares
BCPE Seminole Holdings, LP	10,708,102
BCPE Seminole Holdings II Intermediate, LP	30,055,197
BCPE Seminole Holdings III, LP	7,832,450
BCPE Seminole Holdings IV, LP	1,351,223
Total	49,946,972